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                                                                     EXHIBIT 3.5

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                CLICKACTION INC.

         CLICKACTION INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

         FIRST: The name of the Corporation is CLICKACTION INC.

         SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is May 3, 1995.

         THIRD: The Board of Directors of the Corporation, acting in accordance with the provision of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as follows:

         ARTICLE IV, Section A shall be amended and restated to read in its entirety as follows:

                    A. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Sixty-Two Million (62,000,000) shares. Sixty Million (60,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Two Million (2,000,000) shares shall be Preferred Stock, each having a par value of one- tenth of one cent ($.001).

         FOURTH: Thereafter pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         FIFTH: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

         IN WITNESS WHEREOF, CLICKACTION INC. has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer, Gregory W. Slayton and attested to by its Secretary, Sharon Chiu, this 22 day of May, 2000.

                                  CLICKACTION INC.

                                  By: /s/  Gregory Slayton
                                      ----------------------------------
                                           Gregory Slayton
                                          President and Chief Executive Officer

ATTEST:

/s/ Sharon Chiu
----------------------
Sharon Chiu
Secretary